CONVERTIBLE PROMISSORY NOTE

THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT.

MARINA BIOTECH, INC.

CONVERTIBLE PROMISSORY NOTE

US$ __________	June , 2017

FOR VALUE RECEIVED, MARINA BIOTECH, INC., a corporation duly incorporated under the laws of the State of Delaware (the “Company”), hereby promises to pay to ____________________ or its permissible assigns (the “Holder”) the principal sum of $__________, together with accrued and unpaid interest thereon, in the manner provided herein. This convertible promissory note is one of a series of convertible promissory notes issued by the Company to investors pursuant to that certain Note Purchase Agreement dated as of June 1, 2017 (the “Purchase Agreement”) containing substantially identical terms and conditions. This convertible promissory note shall be referred to herein as this “Note”, and all of such convertible promissory notes are referred to herein as the “Notes”. Each capitalized term used, but not defined, in this Note shall have the meaning ascribed to it in the Purchase Agreement.

1. Payment.

(a) Payment. Unless earlier converted as provided herein, all amounts outstanding and unpaid under this Note shall be due and payable on the earliest to occur of: (i) at the Company’s election or on demand by Majority Note Holders at any time on or after June 1, 2018 or (ii) on demand by the Majority Note Holders at any time following an Event of Default (the earliest to occur of clauses (i) or (ii) being referred to herein as the “Maturity Date”). The Company waives demand, presentment, diligence, protest, notice of protest and notice of dishonor with respect to this Note. All payments will be made in lawful money of the United States of America at the principal office of the Company, or at such other place as the Holder may from time to time designate in writing to the Company.

(b) Pre-Payment. This Note may not be prepaid, whether in whole or in part, without the prior written consent of the Majority Note Holders.

2. Interest. Interest on the unpaid principal amount shall accrue beginning on the issue date set forth above at a rate equal to five percent (5%) per annum computed on the basis of the actual number of days elapsed and a year of 365 days from the date of this Note until the principal amount and all interest accrued thereon are paid or converted as provided in Section 3 hereof. Except upon the earlier conversion in accordance with Section 3, interest shall not be due and payable until the Maturity Date or such earlier time as set forth in Section 1(a).

3. Conversion. Upon written notice delivered by the Majority Note Holders to the Company not more than five (5) days following the Maturity Date (such notice, the “Election Notice”), the Majority Note Holders shall have the right, but not the obligation, on behalf of themselves and all other Holders, to elect to convert the entire unpaid principal amount of all, but not less than all, of the Notes (including this Note) and the accrued and unpaid interest thereon into such number of shares of Common Stock as is equal to, with respect to each Note: (x) the entire unpaid principal amount of such Note and the accrued and unpaid interest thereon on the date of the delivery of the Election Notice by (y) $0.35 (such price, the “Conversion Price”, and the number of shares of Common Stock to be issued pursuant to the foregoing formula, the “Conversion Shares”). For the avoidance of doubt, if the Majority Note Holders do not deliver an Election Notice as provided in this Section 3, then the Notes shall due and payable on the Maturity Date in cash pursuant to their terms.

4. Mechanics of Conversion. In the event that this Note is converted pursuant to Section 3, the Holder shall surrender this Note, duly endorsed, to the Company promptly following the delivery of the Election Notice, and the Note shall thereupon be canceled. As soon as practicable following surrender of this Note (or a duly executed affidavit of loss with any indemnity requested by the Company) and at its expense, the Company will take such steps, and execute and deliver such agreements, documents and instruments, as may be reasonably necessary to issue and deliver to the Holder a certificate or certificates representing the number of shares of Common Stock to which the Holder is entitled upon such conversion.

5. Termination of Rights. Upon payment in full of this Note, or conversion of this Note in accordance with Section 3, all rights with respect to this Note shall terminate, whether or not this Note has been surrendered for cancellation.

6. Events of Default. In case an Event of Default shall occur, then upon demand by the Majority Note Holders (which demand shall not be required in the case of an Event of Default under Sections 6.1(b) or (c) of the Purchase Agreement), the entire outstanding principal amount, plus accrued and unpaid interest thereon, of this Note shall become immediately due and payable in the manner and with the effect provided in the Purchase Agreement and this Note.

7. Transfer; Successors and Assigns. The Holder may not sell, assign, pledge, dispose of or otherwise transfer this Note or any interest herein without the prior written consent of the Company; provided, however, a Holder that is a partnership, corporation, trust, joint venture, unincorporated organization or other entity may transfer this Note to any person that owns all (but not less than all) of the issued and outstanding voting securities of such entity without the prior written consent of the Company. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note (or affidavit of loss with any indemnity reasonably requested by the Company) for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered Holder. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

8. Security; Liability of Certain Persons. The Notes shall be unsecured obligations of the Company. In no event will any officer, director, employee, agent, representative or stockholder of the Company be liable for any amounts due and payable pursuant to this Note.

9. Governing Law. This Note shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

10. Notices. All notices required or permitted hereunder shall be given in accordance with Section 7.5 of the Purchase Agreement.

11. Amendments and Waivers. The terms and provisions of this Note may be amended or modified, and any provision hereof may be waived, only with the written consent of the Company and the Majority Note Holders.

12. Headings. The headings in this Note are for purposes of reference only, and shall not limit or otherwise affect the meaning hereof.

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IN WITNESS WHEREOF, the Company has caused this Note to be duly executed and delivered.

MARINA BIOTECH, INC.

By:
Name:
Title:

[Signature Page to Convertible Promissory Note]